Exhibit 10.16
A Smart Move L.L.C. Service Agreement
     This Agreement made on the 9th day of May 2005, by and between A Smart Move, L.L.C., a Colorado COMPANY, (dba Smart Move) its successors and assigns whose principal place of business is located at 5350 South Roslyn — Suite 380, Denver, Colorado 80111, and Overnite Transportation Company and assigns whose principal place of business is situated at 1000 Semmes Avenue, Richmond, VA 23224
     A Smart Move L.L.C. herein called “COMPANY” and the service provider herein called “OVERNITE” hereby agree to an operating agreement for services including but not limited to container delivery, pickup, line haul transportation and storage. OVERNITE accepts such appointment, and both parties in consideration of the mutual covenant and agreements herein, agree as follows:
SCOPE OF AUTHORITY
     The COMPANY will introduce OVERNITE to companies, individuals or other entities that are actual buyers and users of the Smart Move suite of services including container delivery, container pickup, container line haul transportation, and container storage. The COMPANY will notify OVERNITE of business “transactions” in a timely manner and COMPANY will arrange with customer for scheduling of services including delivery and pickup. OVERNITE will not be required to negotiate with customer regarding cost of services.
TERM OF AGREEMENT
     COMPANY does hereby engage OVERNITE, as their service provider, to deliver, pickup, and possibly store containers, for a period of thirty-six (36) months from the date of this Agreement (the “Primary Term”), and shall continue month to month thereafter, provided however, that either party may terminate this Agreement at any time by giving the other party ninety (90) days written notice of termination. Upon the expiration of the Primary term the parties agree to negotiate in good faith in an effort to conclude mutually acceptable terms for continuation of the arrangements effectuated by this Agreement
DUTIES OF COMPANY
1.	To make available all forms and communications needed by OVERNITE to perform the service of business for COMPANY.

2.	To keep OVERNITE informed as to pickup, deliveries, transportation and storage on a timely basis.

3.	To arrange for and transfer all shipments booked by COMPANY, on the carrier and equipment designated by the COMPANY with reasonable notice, as promptly as operating conditions will permit.

4.	To provide equipment necessary to perform the duties of OVERNITE (see attached exhibit 1).

5.	COMPANY is responsible for all costs associated with the service, repair and regular maintenance of the provided assets. COMPANY will pay all fees associated with license, tags or registration of the trailers and forklifts. COMPANY will also reimburse OVERNITE for any out of pocket expenses incurred with respect to the COMPANY assets, including the forklifts, trailers, tractors, and Smart Vault containers.

6.	To provide insurance coverage for the equipment, the container and its contents, and transit insurance for the common carrier shipment. COMPANY shall name OVERNITE as a “certificate holder” and furnish a copy of its current insurance Certificate. COMPANY shall not cancel or materially change its insurance coverage without first giving OVERNITE 30 days notice of such change.

7.	To provide necessary operational instructions and technical training to operate the COMPANY’s equipment.

8.	To provide OVERNITE with the necessary “ORDER FOR SERVICE” form for each customer shipment.
DUTIES OF OVERNITE
     OVERNITE accepts such engagement, and for the period herein specifically agrees to endeavor to perform in a responsible and professional manner in business practices within its Territory.
1. OVERNITE shall require its employees, representatives, directors, officers, and affiliates to faithful, honestly and properly represent the COMPANY in an active and aggressive and intelligent manner in service of the COMPANY and to provide only services of the highest caliber to the Smart Move customers and partners. To conduct its business in such a manner that it reflects positively upon OVERNITE and the COMPANY.
2. To represent COMPANY on a non-exclusive basis. COMPANY is free to utilize other service providers and OVERNITE is free to provide similar services to other companies.
3. To allow any authorized representative of COMPANY to inspect the records and equipment of OVERNITE insofar as these records relate directly to the performance of the OVERNITE’S obligation under this agreement.
4. That all trade names, trademarks, service marks, slogans, or color combinations, designs, now or hereafter owned or used by COMPANY, are, as between COMPANY and OVERNITE solely and exclusively owned by COMPANY, and neither are, nor ever will become the property of OVERNITE.

5. To aid COMPANY upon request in the investigation and adjustment of claims.
6 OVERNITE’s drivers must have current Commercial Driver License Class A. (CDL). OVERNITE is responsible to keep all required DOT records current.
7. OVERNITE to conduct all phases of business practices and operation, in accordance with COMPANY’S procedural, operational, accounting, and sales directives provided such procedures and directives are reasonable and made known to OVERNITE in advance.
8. OVERNITE is responsible for monitoring and conducting a pre-trip DOT inspection, which would include the inspection of the Company’s trailers. In addition the OVERNITE will monitor, maintain, and schedule maintenance as needed for the COMPANY provided forklifts in order to ensure proper operating condition. The costs for any maintenance or repairs on the COMPANY trailers and forklifts will be the sole responsibility of the COMPANY.
9. OVERNITE will maintain and provide copies of all work orders that specify actual repairs made to Company’s assets.
10. OVERNITE will get prior approval for any repair over five-hundred dollars ($500.00) or beyond normal maintenance.
11. Where COMPANY assets are lost or damaged (beyond normal wear) due to fault or negligence of OVERNITE, OVERNITE agrees to be responsible for the repair or replacement.
12. On all COD deliveries, OVERNITE will be required to remit any money received within a reasonable period of time to the COMPANY.
13. OVERNITE will not be required to complete a bill of lading or provide a proof of delivery to COMPANY to prove completion of service. However, OVERNITE must have the COMPANY customer sign the ORDER OF SERVICE form in the designated areas as required by COMPANY.
14. OVERNITE will give 90 day written notice to COMPANY of its intent to perform the same or substantially similar services to those of COMPANY, as described in Exhibit 2.
15. Where advance notice has been received from COMPANY and operating conditions permit, OVERNITE agrees to provide the services described herein on Saturdays, Sundays and Holidays.

INSURANCE
     This AGREEMENT requires the following minimum levels of insurance to be in effect for both OVERNITE and the COMPANY.
•	Comprehensive General Liability — $1,000,000 each Occurrence and a $2,000,000 Aggregate.

•	Business Automobile Liability — $1,000,000 Combined Single Limit

•	Workers Compensation – Statutory limits with employer’s limit of at least $500,000

•	Cargo/Terminal Liability – Release Bill of Lading Limit and as required by this Agreement.
a.	OVERNITE is to Name the COMPANY and affiliated companies, as an “additional insured on each of its Commercial General and Business Automobile Liability Policies to the extent of OVERNITE’S obligation to indemnify COMPANY.. OVERNITE shall furnish COMPANY with a current Certificate of Insurance.

b.	Provide for at least thirty-days (30) advance written notice to the other party of any cancellation or any material change in the coverage.

c.	Insurance Carrier must be rated at least an A- or better by the A.M. Best’s Guide.
INDEMNITY
     Each party must indemnify and hold harmless the other party, the other party’s parents, subsidiaries and affiliated companies, and all of their respective officers, managers, directors, employees and agents from any and all liabilities, damages, claims, suits, judgments, costs and expenses (including reasonable attorney’s fees and court costs), directly or indirectly incurred in relation to third party claims against a party hereto as a result of:
1)	the negligence or willful misconduct of that party relating to the performance of services under this Agreement;

2)	alleged patent, trademark or copyright infringement or any claims by third persons based upon or arising out of or in connection with any statements, illustrations, research data, advertising, product claims, representations or warranties of that party for the purposes of this Agreement;

3)	any and all claims, demands, actions, and causes of action which are hereafter made or brought against that party by any person for the recovery of damage for the injury, illness, or death of any person which is caused or alleged to have been caused by the negligence or willful misconduct of any services/products provided by the other party hereto.

4)	a party’s failure to maintain the minimum levels of insurance described herein.
     These obligations survive the termination of this Agreement.
COMPENSATION
     OVERNITE will charge and COMPANY will pay for services performed under this Agreement at the rates and charges as calculated from the schedule of rates and charges attached hereto as (Exhibit A) and any written supplements or revisions thereof mutually agreeable to OVERNITE and COMPANY. Payment by COMPANY will be made within thirty (30) days of date shown on OVERNITE’S invoice. COMPANY shall remit payment to OVERNITE at PO Box 79755 Baltimore, MD 21279 including specific remittance advice (OVERNITE freight bill number). No offsets may be taken against invoiced charges.
HAZARDOUS OR ILLEGAL MATERIALS
     COMPANY represents to OVERNITE that customers have been notified that no hazardous materials (as defined by the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., as amended and by the regulations of the U. S. Department of Transportation or other governing agencies) or illegal materials, may be loaded in containers or tendered to OVERNITE under this Agreement. COMPANY agrees to indemnify and hold harmless OVERNITE and its parents, subsidiaries and affiliated companies, and all of their respective officers, managers, directors, employees and agents from any and all liabilities, damages, claims, suits, judgments, costs and expenses (including reasonable attorney’s fees and court costs), directly or indirectly incurred arising or resulting from the loading of hazardous or illegal materials into COMPANY containers.
CUSTOMER SITE/LOCATION
     OVERNITE will comply with all reasonable requests from COMPANY or customer regarding the placement of a container or equipment at a customer site location. COMPANY agrees to indemnify and hold OVERNITE harmless from any fines or claims levied against OVERNITE, its parents, subsidiaries, affiliates, or employees, arising from the placement of such container or equipment, and from any third party claims arising from the injury, illness or death to persons resulting from the physical opening of a loaded container at customer site location. In no case shall OVERNITE be liable for any incidental, consequential, special, punitive, or exemplary damages.
LOSS AND DAMAGE CLAIMS
     Claims for loss or damage to cargo shall be handled between COMPANY and customer. OVERNITE shall have no liability for loss and damage to cargo absent any negligence or willful misconduct on the part of OVERNITE. In such cases, OVERNITE liability for cargo shall be for actual value not to exceed 10 cents per pound. Any loss or damage claim must be presented to OVERNITE within 3 months of delivery of the container or in the case of non-delivery, 3 months from the date the container should have delivered.

FORCE MAJEURE OR LEGAL RESTRAINT
     Neither COMPANY nor OVERNITE shall be held liable for any loss, damage, delay or failure to perform any of the terms and provisions of this Agreement resulting from any cause beyond the reasonable control of either party, including without limitation, acts of God, fires, strikes, labor disturbances, equipment shortages, federal and state legislation or regulation, riot, war, weather conditions, acts of the public enemy, acts of terrorism, local or national disruptions to the transportation networks or operations, fuel shortages, governmental request or requisition for national defense, and provided that the applicable cause is not attributable to the acts or omissions of such party.
CHANGES IN ECONOMIC CONDITIONS / RIGHT OF TERMINATION
     In the event that as a result of business or economic developments occurring after the effective date hereof, the transactions contemplated by this Agreement cannot be implemented or continued by a party hereto without undue cost, loss or detriment to such party, the party experiencing such adverse consequences shall have the right, upon notification to the other party of the particulars of such developments, to cancel this Agreement effective ninety (90) days after the giving of such written notice.
NO TERMINATION UPON SALE OR MERGER
     In the event of the sale, lease, or transfer of COMPANY’s rights in the property or the Property to any other person, payments due hereunder shall survive and pass unto and be honored by and binding upon such party’s respective heirs, legal representatives, successors, and assignees.
SUCCESSORS AND ASSIGNS OF PARTIES
     This Agreement shall be binding upon and inure to the benefit of the executors, personal representatives, heirs, devisees, legatees, successors and assigns of the Parties.
CONFIDENTIALITY
     COMPANY and OVERNITE must hold in strictest confidence and may not disclose to others or use other than for purposes of this Agreement any data, reports, writings and communications and any other information provided to, learned by or made available to them by the other party in the course of this Agreement (collectively referred to as “Information”) except as the other party expressly authorizes in writing. Both COMPANY and OVERNITE acknowledge that all Information provided by them in connection with this Agreement constitutes trade secret data and/or proprietary information of great value. Both COMPANY and OVERNITE agree not to use such Information in any way for their own benefit. This obligation of strict confidentiality is also applicable to each party’s employees. It continues for five (5) years beyond the end of the Agreement. In the event that either party receives notice of an attempt by anyone to obtain a court order compelling any disclosure of any Information, they shall immediately notify the other party.

     Nothing in this section in any way restricts or impairs either party’s right to use, disclose or otherwise deal with any Information or data which:
1)	at the time of disclosure is generally available to the public or thereafter become available to the public by publication or otherwise through no act of that party;

2)	that party can demonstrate was within its possession prior to the time of disclosure and was not acquired directly or indirectly from the other party or any person, firm or corporation acting on its behalf, or

3)	is independently made available as a matter of right to either party by a third party who is under no confidentiality obligation to the other party.
GENERAL COVENANTS
1. That all provisions hereof shall be construed and executed in a manner consistent with the United States Department of Transportation, (“DOT”) Federal Motor Carrier Safety Administration (“FMSCA”) and all other local applicable laws, and with such lawful rules, regulations, and directives as are issued pursuant thereto.
2. This agreement and the parties’ rights hereunder may not be assigned, or pledged as security by either party hereto without the express written consent of the party.
3. That, except as herein specifically stated, OVERNITE shall have no right to act for COMPANY, nor to obligate neither in any manner or form whatsoever, nothing contained herein, nor in the relationship between OVERNITE and COMPANY shall empower OVERNITE to accept or receive Service of Process on behalf of COMPANY.
4. COMPANY reserves the right to sell its services directly to any prospective customer without incurring any liability to OVERNITE.
5. COMPANY and OVERNITE shall each have the right to review and audit at reasonable intervals the records and information maintained or acquired by the other party hereto for the purpose of determining, verifying or analyzing any deliveries, retrievals, charges or credits arising in the course of performance of this Agreement. Any expenses incurred by a party in relation to record keeping or reporting of information contemplated by this Agreement, shall be borne by the party charged with maintaining such records and providing such information. Expenses incurred by a party in relation to audits performed hereunder shall be borne by the party undertaking such audit.

6. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
7. OVERNITE agrees to comply with the COMPANY’s policies and procedures, rules and regulations and with the policies, procedures, rules and contractual requirements, which may be established by the COMPANY and/or a Customer in relation to a specific Contract Assignment provided such policies and procedures are reasonable and made known to OVERNITE.
8. This Agreement and the performance hereof shall be construed in accordance with, and governed by the internal laws of the state of Colorado.
9. If any term, provision or covenant of this Agreement shall be held invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.
NOTICES
     All notices or other communications required by this Agreement shall be in writing and shall be sent by courier, registered, certified or first-class mail or telefacsimile and shall be regarded as properly given in the case of a courier upon actual delivery to the proper place of address; in the case of a letter, seven (7) days after the registered, certified or first-class mailing date if the letter is properly addressed and postage prepaid; in the case of telefacsimile, on the day following the date of transmission if properly addressed and sent to the correct number; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses provided to the parties as follows:

A Smart Move L.L.C.	Overnite Transportation Company
Attn: Chris A. Sapyta	Russ C. Kingery
5350 South Roslyn, Suite 380	1000 Semmes Ave.
Denver, Colorado 80111	Richmond, VA 23224
Telephone: 720-488-0204	Telephone: 804-291-5725
Facsimile: 720-488-0199	Facsimile: 804-291-5076
ACCOUNTING PROCEDURES
     COMPANY shall specify and may periodically supplement or revise basic accounting procedures to be implemented by the parties in relation to the transactions contemplated by this Agreement. Such accounting procedures shall not impose any material obligation on OVERNITE that is not set forth in the body of this Agreement.

OVERNITE WARRANTIES
     OVERNITE hereby represents and warrants to COMPANY that:
1. OVERNITE is a legally existing entity with the authority to enter into this Agreement.
2. OVERNITE and its Employees warrant that they have complied and will comply fully with all applicable laws, regulations, statutes, and ordinances both State and Federal.
ATTACHMENTS and EXHIBITS
     All Attachments and Exhibits attached to or referred to in this Agreement are incorporated into and made a part of this Agreement.
COMPLETE AGREEMENT
     This Agreement sets forth the complete agreement between the Company and Contractor with respect to Contract Assignments covered hereby and no additions, alterations or modifications to any of the terms of the Agreement will be binding on a party unless evidenced by a written amendment signed by the parties or a supplement to Exhibit “A” hereto duly signed or initialed by the parties for identification.
IN WITNESS WHEREOF, the Parties hereto have set their hands hereinbelow on the date above first written.

A Smart Move L.L.C.		Overnite Transportation Company

By:	/s/ Chris A. Sapyta	By:	/s/ Russ C. Kingery

	Chris A. Sapyta, CEO		Russ C. Kingery
Title:	CEO	Title:	Manager — Contracts

EXHIBIT A
SCHEDULE OF SERVICES: RATES AND CHARGES-OVERNITES INCOME
I. Container Charges —     Charges are per container (See notes 1 – 12 below)

Flat Charge per
	Flat Charge per		Container when P/U and		Flat Charge per
	Container		DEL are not performed		Container for
Miles	Primary Rate Column		by OVNT		Repositioning
1 — 499	*	*	*	*	*	*
500 — 999	*	*	*	*	*	*
1000 — 1499	*	*	*	*	*	*
1500 — 1999	*	*	*	*	*	*
2000 — 2499	*	*	*	*	*	*
2500 and up	*	*	*	*	*	*

**	Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.**
Accessorial Exceptions
**Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.**
This Exhibit A is effective May 9, 2005.

A Smart Move L.L.C.		Overnite Transportation Company

By:	/s/ Chris A. Sapyta	By:	/s/ Russ C. Kingery

	Chris A. Sapyta, CEO		Russ C. Kingery
Title:	CEO	Title:	Manager — Contracts

EXHIBIT 1
EQUIPMENT to be provided to OVERNITE:
COMPANY will provide the following equipment to OVERNITE:
1) 32 foot flat bed trailer, equipped with fork mount lift kit and tie down winches
2) trailer mounted forklift: Palfinger, Crayler CR55
3) asset containers — SmartVault™ measuring (72”W x 90”L x 88”H)
4) furniture pads

A Smart Move L.L.C.		Overnite Transportation Company

By:	/s/ Chris A. Sapyta	By:	/s/ Russ C. Kingery

	Chris A. Sapyta, CEO		Russ C. Kingery
Title:	CEO	Title:	Manager — Contracts

EXHIBIT 2
Definition of the Business
The Company offers a container system solution for the Office and Household Moving industry. Customers will be given a more convenient, more efficient, more secure, and lower cost move as compared to today’s traditional moving industry leaders. The important components to the solution are; (1) the company offers a specialized container and the ability to deliver this container to the consumer in a residential market, by the use of a specialty forklift and flat bed truck or trailer. (2) The size or physical dimensions of these containers are key, because they have been designed to allow them to be shipped over the road, across country, inside any standard trailer van used in today’s trucking industry and sea container shipping methods. (3) The container can be handled in the warehouse and on the trailers with the use of industry standard forklift machinery, no special loading devices specific to the Smart Move containers are needed. The Company’s goal is to become best in class as a supplier of moving alternatives and service to the consumer household and business goods moving and relocation industry.
Business Model
The fundamental operational aspect of the Company is the building of a global pool of moving containers that are independent assets that can be deployed for residential and commercial moving purposes. The Company will utilize a network of warehouse and distribution centers to provide storage and local delivery of the container assets. The Company anticipates maintaining this pool of independent container assets and utilizing the network of locations to meet production demands by optimising freight costs.
Several means will be used to optimise the fleet of the Smart Vault™ containers:
-	usage of IT-based asset-management tools,

-	optimisation algorithms to minimize the fleet size by maximizing the usage of each container and

-	inventory control systems to achieve transparency of the fleet.
Through superior container asset management, the Company can achieve economies of scale far beyond the scales of a single moving company. This results in lower unit costs, higher service levels, better asset standardization and a maximized purchasing power of the Company with the container manufacturer.

Products and services
The product offered to the customer will include, but not be limited to, the following comprehensive services pertaining to the management of household goods relocation and potential commercial moves, that utilize the Company’s Smart Vault™ containers.
-	Day-to-day supply of Smart Vault™ containers

-	Inventory planning and management to optimise stock of the pool

-	Sourcing and leasing

-	Maintenance management

-	Product development and updates to container equipment and GPS tracking technology.
     The Company will market it services via the web and various direct marketing means. The Company will also use purchased leads from leading moving web sites and leading job search web sites to captures consumers who are in the need for moving services.

A Smart Move L.L.C.		Overnite Transportation Company

By:	/s/ Chris A. Sapyta	By:	/s/ Russ C. Kingery

	Chris A. Sapyta, CEO		Russ C. Kingery
Title:	CEO	Title:	Manager — Contracts